SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 ------------

                                 SCHEDULE 13G
                               (RULE 13d - 102)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                      PURSUANT TO RULES 13D-1(b) AND (c)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2



                          (AMENDMENT NO.     1     )*


                             3DX TECHNOLOGIES INC.

                               (Name of Issuer)

                       COMMON, PAR VALUE $.01 PER SHARE

                        (Title of Class of Securities)

                                   88554G109

                                (CUSIP Number)




            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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


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CUSIP NO. 88554G109                       13G      PAGE    2   OF   6   PAGES
                                                         ------    -----
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1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

        C. Eugene Ennis

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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  [   ]
                                                          (b)  [   ]


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3       SEC USE ONLY


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4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Texas
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              5     SOLE VOTING POWER
  NUMBER OF         289,411
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  6     SHARED VOTING POWER
  OWNED BY          0
    EACH      ------------------------------------------------------------------
  REPORTING   7     SOLE DISPOSITIVE POWER
 PERSON WITH        289,411
             -------------------------------------------------------------------
              8     SHARED DISPOSITIVE POWER
                    0
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9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        289,411

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10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 |_|


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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.0%

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12      TYPE OF REPORTING PERSON*


        IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1.

            (A)  NAME OF ISSUER.

            3DX Technologies Inc., a Delaware corporation (the "Issuer").

            (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            The  Issuer's  principal  executive  offices  are  located  at 12012

Wickchester, Suite 250, Houston, Texas  77079.

ITEM 2.

            (A) NAMES OF PERSON FILING.

            This statement is filed by C. Eugene Ennis

            (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            The principal business office of Ennis is 12012  Wickchester,  Suite

250, Houston, Texas 77009.

            (C)  CITIZENSHIP.

            Ennis is a U.S. citizen.

            (D) TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Issuer.

            (E)  CUSIP NUMBER.

            88554G109

ITEM 3.     This  statement  is  not  being  filed  pursuant to Rule 13d-1(b) or

13d-2(b).

ITEM 4.     OWNERSHIP.

            (A)  AMOUNT BENEFICIALLY OWNED.


                  Ennis beneficially owns 289,411 shares of Common Stock.



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            (B)  PERCENT OF CLASS.1


                  4.0%


            (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.


                  Ennis has sole power to vote or dispose or to direct the vote or disposition of the shares of Common Stock. Of the 289,411 shares of Common Stock beneficially owned by Ennis, 20,144 shares of Common Stock are issuable upon exercise of an option held by Ennis.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.

                           [SIGNATURE ON NEXT PAGE]
--------
1 According to the most recently available filing with the Securities and Exchange Commission in which such number is required to be indicated.


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                        SIGNATURE/SIGNED IN COUNTERPART

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.





Dated: February 11, 1998                             /S/ C. EUGENE ENNIS
                                                --------------------------------



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